Exhibit 99.4

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in Amendment No. 2 to the Registration Statement of NXP Semiconductors N.V. on Form F-4 and in the Joint Proxy Statement/Prospectus of NXP Semiconductors N.V. and Freescale Semiconductor, Ltd., which is part of the Registration Statement, of our opinion dated March 1, 2015, appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Freescale’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Freescale Board and Reasons for the Merger”, “The Merger—Certain Financial Projections Utilized by the NXP Board and NXP’s Financial Advisor”, “The Merger—Certain Financial Projections Utilized by the Freescale Board and Freescale’s Financial Advisor”, and “The Merger—Opinion of Freescale’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Mark Solomons
Name: Mark Solomons
Title: Managing Director

Menlo Park, CA

May 28, 2015